UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. _______)

Check the appropriate box:

[  ]  Preliminary Information Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))
[X]  Definitive Information Statement

International Sports and Media Group, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[  ]  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

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SCHEDULE 14C INFORMATION STATEMENT

International Sports and Media Group, Inc.
11301 Olympic Blvd., Suite 680
Los Angeles, CA 90064
Telephone: (310) 445-2599
Facsimile: (310) 445-2529

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

October 24, 2005

Notice of Written Consent in lieu of Special Meeting to be effective on or about November 14, 2005

To Shareholders of International Sports and Media Group, Inc.:

International Sports and Media Group, Inc., a Nevada corporation ("ISME") notifies its shareholders of record that shareholders holding a majority of the voting power have taken the following action by written consent in lieu of a special meeting of shareholders, to be effective on or about November 14, 2005:

1.

To institute a One Hundred (100) to one (1) reverse split of our issued and outstanding shares of common stock $.001 par value (the "Reverse Split") with all fractional shares rounded to the nearest whole.

These actions will not be effective until a date which is at least twenty (20) days after ISME files the Definitive Information Statement. You have the right to receive this notice if you were a shareholder of record at the close of business on October 6, 2005 (the "Record Date"). This Statement is first being mailed to shareholders on October 25, 2005.

/s/ Yan Skwara Yan Skwara Chairman

Los Angeles, California October 24, 2005

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INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock of International Sports and Media Group, Inc., a Nevada corporation ("ISME").

The Board of Directors has recommended and persons owning the majority of the voting power of ISME have adopted resolutions to effect the above-listed actions.

ISME will pay the cost of preparing and sending out this information statement. It will be sent to shareholders via regular mail along with a copy of ISME's report on Form 10-KSB for the year ended December 31, 2004 and Form 10-QSB for the quarter ended June 30, 2005, as amended.

Dissenter's Rights of Appraisal

ISME is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and the Nevada Revised Statutes. No dissenters' rights under the Nevada Revised Statutes are afforded to the company's stockholders as a result of the adoption of these resolutions.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of October 6, 2005 (the "Record Date"), ISME had an aggregate of 347,804,392 shares of common stock issued and outstanding out of 500,000,000 authorized shares of common stock. An aggregate of 75,000,000 shares of preferred stock, $.001 par value, were authorized, with 6,650,000 shares designated as Series A Convertible Preferred Stock and 1,000,000 shares designated as Series B. As of the Record Date, 66,500 shares of Series A Preferred Stock were issued and outstanding.

Only holders of record of the common stock and preferred stock at the close of business on the Record Date were entitled to participate in the written consent of our stockholders. Each share of common stock was entitled to one vote. Each share of Series A Preferred Stock was entitled to vote with the common stockholders at a rate of 50 votes per Series A Preferred share. Further, holders of the Series A Preferred Stock are entitled to vote as a class on any changes to the rights, privileges and preferences of the Series A Preferred Stock. The conversion rate of the Series A Preferred Stock will be adjusted to reflect any combination or split of the common stock, or with respect to the payment of dividends in shares of common stock.

Our Board of Directors approved the reverse stock split on October 6, 2005, and recommended that our Articles of Incorporation be amended in order to effect the reverse stock split.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the company's common stock as of October 6, 2005 by each shareholder known by the company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock, each director and each executive officer, and all executive officers and directors as a group. Each of the shareholders has sole voting and investment power with respect to the shares he beneficially owns.

Title of Class	Name and Address of Beneficial Owner	Amount of Nature of Beneficial Ownership	Percent of Class

$0.001 par value common stock	Gordon F. Lee, Chief Executive Officer 11301 Olympic Blvd., Suite 680 Los Angeles, CA 90064	69,070,791 shares	19.9%
$0.001 par value common stock	Yan K. Skwara, Chairman 11301 Olympic Blvd., Suite 680 Los Angeles, CA 90064	76,097,286 shares	21.9%
$0.001 par value common stock	Manolo Cevallos, President 11301 Olympic Blvd., Suite 680 Los Angeles, CA 90064	30,000,000 shares	8.6%
$0.001 par value common stock	Lonn Paul, Secretary and Director 11301 Olympic Blvd., Suite 680 Los Angeles, CA 90064	50,000 shares	<1%
$0.001 par value common stock	Officers and Directors as a group	175,218,077 shares	50.4%

(1)	Percentages are based on total outstanding shares on October 6, 2005 of 347,804,392 shares.

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PROPOSAL NO. 1

REVERSE STOCK SPLIT

On October 6, 2005, ISME's Board of Directors and shareholders holding the majority of issued and outstanding common stock, respectively, approved a 100 to 1 reverse stock split of its $.001 par value common stock. The par value of the common stock will not change. ISME will issue one whole share of common stock in lieu of fractional shares. With the exception of adjustments for those shareholders with fractional shares, the reverse stock split will not affect any stockholder's proportional equity interest in the company in relation to other shareholders' rights, preferences, privileges or priorities. The reverse split will become effective upon effectiveness of an amendment to our Articles of Incorporation filed with the Secretary of State of Nevada.

On October 6, 2005, the company had 500,000,000 shares of common stock authorized, with 347,804,392 shares issued and outstanding. When the reverse split becomes effective, each holder of one hundred (100) shares of ISME's $.001 par value common stock will own one (1) share of $.001 par value common stock. The number of shares of common stock issued and outstanding will be reduced from 347,804,392 shares to approximately 3,478,044 shares.

PURPOSE

The reverse split will decrease the number of shares of common stock outstanding and may increase the per share market price for the common stock, which could generate interest in ISME among investors and thereby assist us in raising capital to fund our operations. However, the effect of the reverse stock split upon the market price for its common stock cannot be predicted. There can be no assurance that the market price per share of ISME's common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of its common stock outstanding resulting from the reverse stock split. Furthermore, there can be no assurance that the market price of our common stock immediately following a reverse split will be maintained for any period of time. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the reverse split will not adversely impact the market price of our common stock, or, alternatively, that the market price following the reverse split will either exceed or remain in excess of the current market price. The market price of ISME's common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

Other than in connection with the company's existing employee stock option plans and outstanding convertible notes and share purchase warrants, the company does not presently have any definitive agreement to issue any shares of common stock available as a result of the reverse stock split.

EFFECT

The principal effects of the reverse split will be as follows:

Based upon the 347,804,392 shares of common stock outstanding on the record date, the reverse split would decrease the outstanding shares of common stock by 99% or to approximately 3,478,044 shares of common stock issued and outstanding. Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment will be decreased accordingly.

ISME will obtain a new CUSIP number for the common stock at the time of the reverse split. Following the effectiveness of the reverse split, every one hundred shares of common stock presently outstanding, without any action on the part of the stockholder, will represent one share of common stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the reverse split will not result in a change in the relative equity position or voting power of the holders of common stock.

As a result of the reverse split, some stockholders may own less than 100 shares of our common stock. A purchase or sale of less than 100 shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the reverse split may be required to pay higher transaction costs if they sell their shares of our common stock.

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Exchange of Certificate and Elimination of Fractional Share Interests

On the effective date of the reverse split, one hundred (100) shares of common stock will automatically be combined and changed into one share of common stock. No additional action on our part or any shareholder will be required in order to affect the reverse split. Shareholders will be requested to exchange their certificates representing shares of common stock held prior to the reverse split for new certificates representing shares of common stock. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the effective date of the reverse split. Shareholders should not submit any certificates until requested to do so. In the event any certificate representing shares of common stock outstanding prior to the reverse split is not presented for exchange upon request by the company, any dividends that may be declared after the date of the reverse split with respect to the common stock represented by such certificate will be withheld by the company until such certificate has been properly presented for exchange. At such time, all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of post-reverse split common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-reverse common stock who would otherwise be entitled to receive a fractional share of post-reverse common stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-reverse common stock held by such holder.

Federal Income Tax Consequences of the Reverse Split

The combination of one hundred shares of pre-split common stock into one share of post-split common stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-split common stock will be transferred to the post-split common stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

APPROVAL REQUIRED

Pursuant to the Nevada Revised Statutes, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the proposed amendment. As discussed above, holders of the majority of our common stock have consented to this amendment. A copy of the proposed Amendment to the Articles of Incorporation reflecting the reverse split is set forth as Exhibit A.

By Order of the Board of Directors

/s/  Yan F. Skwara
Chairman

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Exhibit A

FORM OF

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1.   Name of Corporation: International Sports and Media Group, Inc.

2.   The Articles have been amended as follows (provide article numbers, if available):

Article 3. SHARES: The total number of shares this corporation is authorized to issue is 500,000,000 shares of common stock, $.001 par value; and 75,000,000 shares of preferred stock, $.001 par value. The board of directors of the corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series of classes and to set all of the terms of such preferred stock of any class or series, including without limitation, its voting powers, other powers, preferences, rights, privileges, qualifications, restrictions and/or limitations.

At the close of business on the Effective Date, as defined below, of filing this Certificate of Amendment with the Nevada Secretary of State, every one hundred (100) shares of common stock of the corporation shall be combined into and automatically become one (1) outstanding share of common stock of the corporation and the authorized shares of this corporation shall remain as set forth in the Articles of Incorporation. No fractional share shall be issued in connection with the foregoing reverse stock split. To the extent that a shareholder holds a number of shares of common stock immediately after the Effective Date that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ____________________.

4.   Effective date of filing: On November 14, 2005 or as declared effective by the NASD, whichever is later (the "Effective Date.")

5.   Officer Signature:  /s/

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